SVI HOLDINGS, INC.
                             (a Nevada Corporation)

                        INCENTIVE STOCK OPTION AGREEMENT


OPTIONEE:                                  NO. OF SHARES OF STOCK:

DATE OF GRANT:                             OPTION PRICE:

TERM OF OPTION:

         This Option Agreement is entered into between SVI Holdings, Inc., a Nevada corporation ("Company") and the above-named Optionee ("Optionee").

1.       RECITALS
         --------

         1.1 The Board of Directors of the Company ("Board") authorized the granting of this Option to Optionee who is an Employee of the Company pursuant to the SVI Holdings, Inc. 1998 Incentive Stock Plan adopted October 5, 1998.

         1.2 This Option Agreement is intended to constitute an "incentive stock option" within the meaning of Section 422 of Internal Revenue Code of 1986, as amended ("Code").

2.       DEFINITIONS
         -----------

         In addition to those words and phrases defined above and unless otherwise required by the context in which they appear, words and phrases having their initial letters capitalized shall have the following meanings:

         "Affiliate" means any corporation defined as a "parent corporation" or a "subsidiary corporation" within the meaning of Code Section 424(e) and (f) respectively.

         "Agreement" means this Incentive Stock Option Agreement (including any schedules, attachments, documents incorporated by reference or modifications agreed to in writing by the Company and Optionee) which sets forth the parties' rights and obligations with respect to the Option.

         "Board" means the Board of Directors of the Company. The reference in this Agreement to the Board shall also include a committee to whom the Board has delegated responsibility for administration of the Plan.

         "Date of Grant" means the Date of Grant set forth at the beginning of this Agreement.

         "Disability" or "Disabled" means the condition of being totally and permanently disabled" within the meaning of Code Section 22(e)(3).

"Employee" means any salaried employee of the Company, or its Affiliates, including those employees who are officers of the Company or its Affiliates.

         "ERISA" means the Employee Retirement Income Security Act or the rules thereunder, as amended from time to time.

         "Fair Market Value" per share of Stock means the average of the high and low sale prices per share of Stock on the American Stock Exchange, composite tape or other recognized market source, as determined by the Board, on the applicable date of reference hereunder, or if there is no sale on such date, the average high and low sale prices on the last previous day on which a sale is reported.

         "Option" means the right of Optionee to purchase the number of shares of Stock set forth above at the beginning of this Agreement in accordance with the terms and conditions of this Agreement.

         "Option Price" means the price per share of Stock to be paid by the Optionee upon exercise of the Option which amount is set forth above at the beginning of this Agreement.

         "Option Stock" means the shares of Stock Optionee shall be entitled to purchase pursuant to this Agreement as set forth above at the beginning of this Agreement.

         "Plan" means the SVI Holdings, Inc. 1998 Incentive Stock Plan adopted October 5, 1998, as amended from time to time.

         "Reporting Person" shall mean an Optionee who is required to file statements relating to his or her beneficial ownership of Stock with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended.

         "Rule 16b-3" means Rule 16b-3 of the Securities Exchange Act of 1934, as amended or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

         "Stock" means the $0.0001 par value common stock of the Company.

         "Term" means the period commencing on the Date of Grant and continuing until the earlier to occur of (a) the Expiration Date, or (b) the date this Agreement is terminated pursuant to the Plan or the terms hereof.

3.       OPTION
         ------

         3.1 GRANT. The Company hereby grants to Optionee the Option to purchase all or any part of the Option Stock on the terms and conditions set forth in this Agreement.

3.2 PURCHASE PRICE. The purchase price per share of Stock to be paid upon the exercise of this Option shall be the Option Price. The Option Price is deemed by the Board to be not less than the Fair Market Value of the Stock on the Date of Grant.

         3.3 RESTRICTIONS ON TRANSFER. This Option shall not be transferable by Optionee other than by will or the laws of descent and distribution. Upon any attempt to sell, assign, encumber or otherwise transfer this Option in violation of this Agreement, or upon the levy of any attachment or similar process upon this Option, this Option shall immediately become null and void.

         3.4 CHANGES IN EQUITY STRUCTURE; RECAPITALIZATION. Upon the occurrence of the capital and/or recapitalization transactions described in Section 13 of the Plan, this Option (to the extent not previously exercised ) shall be adjusted or modified as provided in Section 13 of the Plan.

         Notwithstanding any provision of this Agreement, the Company reserves the right to:

                  (a) Make or enter into any adjustments, reclassifications, reorganizations or changes of its capital or business structure;

                  (b) Merge or consolidate with other entities; or

                  (c) Dissolve, liquidate or sell or transfer any or all of its business or assets.

         3.5 STOCKHOLDER'S RIGHTS. Optionee shall have no rights as a stockholder with respect to any shares of Stock Optionee is entitled to purchase under this Option until the date of the issuance of a certificate for the shares of Stock. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in this Agreement or in the Plan.

4.       EMPLOYMENT CONDITIONS
         ---------------------

         4.1 EMPLOYMENT STATUS. Optionee shall be considered to be in the continuous employment of the Company as long as Optionee remains an Employee of the Company or its Affiliates. As provided in the Plan, the Board exclusively shall determine whether or when there has been a termination of Optionee's employment, if there has been a failure to comply with Optionee's covenant not to compete obligations and the cause of such termination, which determination shall be final.

         4.2 COVENANT TO DEVOTE PRODUCTIVE TIME AND SKILL. Unless otherwise permitted in writing, Optionee shall devote his entire productive time, energy and skill to the service of the Company or its Affiliates, subject to vacations, sick leave and other approved absences. Failure of Optionee to comply with this covenant shall be "for cause" grounds for termination of Employee's employment with the Company.

         4.3 TERMINATION FOR CAUSE. Unless otherwise agreed to by the Board if Optionee's employment is terminated for cause, the right of Optionee to purchase Option Stock shall terminate three (3) months following the date of termination of employment without further notice or action by the Company.

5.       EXERCISE
         --------

         5.1 EXERCISE OF OPTION. Subject to the earlier termination of the right to exercise this Option as provided under this Agreement, including Paragraphs
4.2 and 4.3 herein, during the Term, Optionee shall be entitled to exercise the following cumulative percentages of his Option Stock in whole or in part as follows:

            Period (in years)
          From Date of Grant                           Cumulative % of Option
    After             But on or Before              Stock Available for Exercise
-------------------------------------------         ----------------------------
  Date of Grant         1 year                                   0%
         1              2 years                                 20%
         2              3 years                                 40%
         3              4 years                                 60%
         4              5 years                                 80%
         5              Expiration Date                        100%

In no event shall this Option be exercisable after the Expiration Date or such later date subsequently approved by the Board; provided, however, that this Option shall expire and not be exercisable after the Expiration Date.

         5.2 ADDITIONAL ADJUSTMENTS. Notwithstanding the terms of Section 5.1 of this Agreement (a) the Board in its sole and exclusive discretion may provide for accelerated vesting upon the satisfaction of stated conditions; and (b) to the extent that a six (6) month non-exercise period is required by Rule 16b-3 at the time and under the circumstances of the exercise and Optionee is a Reporting Person, then this Option shall not be exercisable for six (6) months after Date of Grant, unless the death or Disability of the Optionee occurs before the expiration of such six (6) month period.

         5.3 LIMITATION. This Option shall not be exercisable with respect to any fractional shares of the Stock. The minimum number of shares with respect to which this Option may be exercised at any time is one hundred (100). Upon the final exercise of this Option this minimum shall not apply.

         5.4 EXERCISE PROCEDURE. The Option shall be exercised by the giving of written notice to the Company (in a form designated by the Company) specifying the number of shares of Stock to be purchased, accompanied by the payment (in accordance with the terms of Section 6(c) of the Plan) of the aggregate Option Price for the shares of Option Stock being purchased, such payment to be made in any combination of:

                  (a) United States cash currency;

                  (b) a cashier's or certified check to the order of the Company;

                  (c) a personal check acceptable to the Company;

                  (d) to the extent permitted by the Board, shares of Stock (including previously owned Stock or Stock issuable in connection with the Option exercise), properly endorsed to the Company; or

                  (e) to the extent agreed to by the Board, the Optionee's entering into an agreement with the Company whereby a portion of the Options are terminated;

provided, however, that the form of payment which Optionee selects shall be permissible under Code Section 422.

         The Board may provide such assistance to the Optionee to facilitate the exercise of the Option as it deems appropriate. Provided, however, that the Board, as a prerequisite to providing such assistance, may require satisfaction of any rules or conditions it deems appropriate. Shares of Stock used to pay the Option Price shall be valued at their Fair Market Value on the date of exercise.

         If Stock used to pay the Option Price is subject to any prior restrictions imposed in connection with any stock option or stock purchase plan or agreement of the Company, an equal number of the shares of Stock acquired on exercise shall be made subject to such prior restrictions in addition to any further restrictions imposed on such Stock by the terms of the Agreement or by the Plan.

         5.5 EXERCISE DURING LIFE. Subject to the provisions of Sections 4.2, 4.3, and 5.7, during Optionee's lifetime, this Option shall be exercisable only by Optionee either:

                  (a) While Optionee is employed by the Company or its Affiliates;

                  (b) Within one (1) year after the date on which Optionee's employment terminates for reasons other than termination for cause, including breach of Optionee's covenants set forth in
                  Section 4.2;

                  (c) Within three (3) months following the date of termination if Optionee's employment is terminated for cause, including the breach of Optionee's covenants set forth in Section 4.2; or

                  (d) Within one (1) year after the date on which the Optionee's employment terminates due to a Disability;

Despite the preceding, in no event shall the period of exercise be extended beyond the Expiration Date or such later dates subsequently approved by the Board. Unless the Board otherwise agrees, if Optionee is entitled to purchase shares of Stock after the termination of Optionee's employment the number of shares of Stock Optionee may so purchase shall be limited to the number of shares of Stock Optionee was entitled to purchase as of the date of such termination.

         If during any part of the one (1) year period referred to in Section 5.5(b) the Option is not exercisable solely because of the condition set forth in Section 7, the Option shall not terminate until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of one (1) year after the termination of employment.

         5.6 EXERCISE AFTER DEATH. Subject to the provisions of Section 5.2, if Optionee dies while employed by the Company or its Affiliates or within a period of three (3) months after the date such employment terminates, but prior to the complete exercise of this Option, the Option may be exercised within one (1) year from the date of Optionee's death, but:

                  (a) Only by the personal representative of Optionee's estate or by such person or persons who acquire the Option pursuant to Optionee's will, testamentary substitute, or the laws of descent and distribution; and

                  (b) Only as to the number of shares of Stock that Optionee was entitled to purchase under this Option on the date of Optionee's death.

         5.7 CONSULTANCY TO THE COMPANY AFTER TERMINATION OF EMPLOYMENT OR CORPORATE OFFICE. If Optionee acts as a consultant for the Company or its Affiliates after the termination of his employment, then Optionee shall not be deemed to have terminated his employment for the Company or its Affiliates for purposes of Paragraph 5.5 of this Agreement until he ceases to be a consultant for the Company or its Affiliates, provided he does not violate any non-competition covenant, non-solicitation covenant or covenant of confidentiality contained in any agreement between Optionee and the Company or its Affiliates. Notwithstanding Optionee's not being deemed to have terminated his employment for the Company or its Affiliates pursuant to the terms of the preceding sentence, this Option which is an incentive stock option shall automatically convert into a non-statutory stock option three (3) months after the date which Optionee's actually terminates his employment with the Company or its Affiliates (one (1) year if the Optionee is Disabled on the date of termination).

         5.8 NON-SEQUENTIAL EXERCISE PERMITTED. Subject to the exercise limitations set forth herein, this Option shall be exercisable even if there is outstanding any incentive stock option or non-statutory stock option for the purchase of Stock of the Company which was granted before this Option was granted, and no subsequently granted incentive stock option shall fail to be exercisable solely because this Option remains outstanding.

5.9 LEGENDS. Certificates representing Stock acquired upon exercise of this Option may contain such legends and transfer restrictions as the Company shall deem necessary or desirable to assure the satisfaction of any liability that the Company may or will have incurred for any withholding of federal, state or local income, employment or other taxes, to facilitate compliance by the Company with any federal or state laws or regulations, including, without limitation, legends restricting transfer of the Stock until there has been compliance with federal and state securities laws or such other restrictions as may be imposed on the Stock under the terms of this Agreement.

5.10 OPTIONEE COVENANTS

                  By exercising this Option, Optionee agrees that:

                  (a) the Company may require Optionee to enter an arrangement providing for the cash payment by Optionee to the Company of any tax withholding obligation of the Company arising by reason of: (1) the exercise of this Option; (2) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (3) the disposition of shares acquired upon such exercise; and

                  (b) Optionee will notify the Company in writing within fifteen
                  (15) days after the date of any disposition of any of the shares of Stock issued upon exercise of this Option that occurs within two (2) years after the date of this Option grant or within one (1) year after the shares of Stock are transferred upon exercise of this Option.


6.       CONFLICT BETWEEN PLAN AND AGREEMENT
         -----------------------------------

         This Agreement, including the Option and Optionee's rights hereunder, is subject to and governed by the Plan. Any conflict between the terms and provisions of this Agreement and the terms and provisions of the Plan shall be governed by the terms and provisions of the Plan.

7.       INVESTMENT INTENT
         -----------------

         This Option is granted on the condition that Optionee's purchase of Option Stock shall be for investment purposes and not with a view to resale or distribution. This Option may not be exercised unless the shares issuable upon exercise of this Option are then registered under the Act or, if such shares are not then registered under the Act, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

8.       NOTICES
         -------

         8.1 IN WRITING. All notices, demands, requests, or other communications permitted or required under this Agreement or applicable law shall be in writing.

         8.2 DELIVERY. All such communications may be served personally or may be sent by registered or certified mail, return receipt requested, postage prepaid and addressed to either Optionee or the Company at the addresses appearing beneath the respective party's signature to this Agreement, or at such other address as either party shall have communicated to the other pursuant to this Section. All such communications shall be deemed effectively delivered upon personal service or three (3) days after deposit in the United States Mail.

9.       MISCELLANEOUS
         -------------

         9.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall inure to the benefit of only the Company, Optionee and their respective successors or assigns.

         9.2 STATUS. Nothing contained in this Agreement shall be construed as giving Optionee any right to be retained as an Employee of the Company or its Affiliates.

         9.3 SEVERABILITY. If any provision or provisions of this Agreement are adjudged to be for any reason unenforceable, illegal or void, the remainder of its provisions shall remain in full force and effect.

         9.4 INTEGRATION. This Agreement constitutes the entire understanding of the parties concerning the Option granted hereby. Except as otherwise provided, any changes, modifications, or variations to this Agreement or the Option are invalid unless stated in writing and executed by the Company and Optionee.

         9.5 GOVERNING LAW. This Agreement and the Option granted hereby shall be governed by the laws of the State of California.

         9.6 ATTORNEYS FEES. If either party brings an action or seeks to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs in addition to any other remedy it may be awarded.

         9.7 COUNTERPARTS. This Agreement may be executed in counterparts which shall constitute the whole instrument.

9.8 TITLES FOR CONVENIENCE; GENDER AND PLURALS. Titles of articles and paragraph headings are for convenience only and shall not affect the construction or interpretation of this Incentive Stock Option Agreement, or any portion thereof. Whenever required by the context hereof, the singular shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter, and vice versa.

         Executed to be effective as of the Date of Grant set forth above at the beginning of this Agreement.

                                    OPTIONEE:

                                    --------------------------------------
                                         Signature

                                    --------------------------------------
                                         Address

                                    --------------------------------------
                                    City             State   Zip Code


                                    SVI HOLDINGS, INC

                                    By:
                                       -----------------------------------
                                       Barry M. Schechter

                                    Its:  Chief Executive Officer and Chairman
                                          12707 High Bluff Drive, Suite 335
                                          San Diego, CA 92130